Exhibit 99.1

For:                Calavo Growers, Inc.

Contact:         Lee E. Cole

                      Chairman, President and CEO

                      (805) 525-1245

CALAVO GROWERS, INC. ANNOUNCES

FISCAL 2018 SECOND QUARTER RESULTS

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Second Quarter Highlights Include:

•	Net Income Grows to $14.1 Million from $12.9 Million Last Year
•	Diluted EPS Rises to 80 Cents from 74 Cents in Fiscal 2017 Second Period
•	Double-Digit Volume Increase in Fresh Avocado Units Sold
•	Renaissance Food Group Gross Profit Advances 36 Percent Year Over Year
•	Calavo Foods Segment Revenues and Gross Profit Climb 30-Plus Percent

Looking Forward in Fiscal 2018:

•	Approximately 20 Percent Growth in Avocado-Industry Volumes
•	Double-Digit Revenue and Gross Profit Growth for RFG
•	Double-Digit Revenue and Gross Profit Growth in Calavo Foods
•	CEO Cole Forecasts Record Revenue and Double-Digit Increase in EPS

SANTA PAULA, Calif. (June 6, 2018)—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and expanding provider of value-added fresh food, today reported increased net income and earnings per share for the fiscal 2018 second quarter and initial six months.

For the three months ended April 30, 2018, net income totaled $14.1 million, equal to $0.80 per diluted share. This is a nine percent increase from the $12.9 million, or $0.74 per diluted share, in last year’s second quarter. Revenues in the most-recent period were $264.4 million, decreasing two percent from $270.2 million in the fiscal 2017 second quarter. Gross profit registered $32.0 million, or 12.1 percent of revenues, versus $36.3 million, equal to 13.4 percent of revenues, in the corresponding period last year. Operating income reached $19.1 million in the fiscal 2018 second quarter, which compares with $20.8 million in the same period one year ago.

Chairman, President and Chief Executive Officer Lee E. Cole stated: “Calavo completed a solidly profitable second quarter, making notable advancements across our

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Calavo Growers, Inc. Reports Fiscal 2018 Second Quarter Results/2-2-2

three principal business segments. This progress included strong avocado volume growth in our Fresh segment and higher revenues, gross profit and gross profit margins in both our Renaissance Food Group (RFG) and Calavo Foods segments.

“The Fresh business experienced double-digit growth in avocado unit volume. Avocado market pricing remained near historic norms in the most-recent quarter versus last year, when the industry experienced a rapid increase toward historically high market pricing in the second quarter of 2017. Despite this year’s higher volume, the combined result was lower year-over-year avocado sales. Calavo’s Fresh segment gross profit remained strong in the second quarter, above historic norms, albeit lower than last year when the industry experienced extraordinary market dynamics in which consumer demand dramatically exceeded available supply.”

Cole continued: “RFG once again notched revenue gains in the second quarter owing to expansion in multiple geographies, most notably its newer facilities in Riverside, Calif. and Jacksonville, Fla. Also notable in the quarter was RFG’s increase in segment gross profit and gross profit margin, which rose 36 percent and 190 basis points, respectively, over last year.

“The Calavo Foods business segment continues to be a formidable contributor to the company’s overall results. As detailed below, the most-recent quarter was no exception, as Calavo Foods’ revenues and gross profit both increased in excess of 30 percent,” Cole added.

Net income for the six months ended April 30, 2018 climbed 17 percent to $21.3 million, or $1.21 per diluted share, from $18.2 million, or $1.04 per diluted share in last year’s first half. Revenue reached $512.3 million in the initial six months, rising about three percent from $496.7 million in the same period of fiscal 2017. Gross profit equaled $58.3 million, or 11.4 percent of revenues, in this year’s initial six months, a slight increase from $58.2 million, or 11.7 percent of revenues, a year earlier. Operating income edged upward to $29.9 million from $28.9 million for the corresponding fiscal 2017 period.

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Calavo Growers, Inc. Reports Fiscal 2018 Second Quarter Results/3-3-3

Sales in the Fresh business segment totaled $137.9 million, an 11 percent decrease from $155.6 million in the fiscal 2017 second quarter. Gross profit in the most recent quarter equaled $15.1 million, or 11.0 percent of Fresh segment sales. This compares with gross profit of $23.8 million, or 15.3 percent of segment sales, in the fiscal 2017 second quarter. The company’s avocado performance in the quarter, as detailed in CEO Cole’s comments above, was tempered somewhat by lower sales and gross profit in other fresh produce (tomatoes). Total Fresh units sold in the most-recent quarter stood at 4.7 million, virtually unchanged from 4.8 million in the year-earlier second quarter as double-digit avocado unit growth was offset by lower tomato volumes.

In the RFG business segment, sales rose 7 percent to $104.6 million from $97.7 million in the same quarter last year. Gross profit climbed more than 35 percent to $9.3 million, or 8.9 percent of segment sales, from $6.9 million, or 7.0 percent of segment sales in last year’s corresponding quarter. Delays in certain new programs and an industry-wide food safety concern over romaine lettuce constrained RFG’s revenue growth this past quarter. However, manufacturing efficiencies across the segment’s production footprint, as well as favorable raw material costs, drove the considerable increase in year-over-year gross profit.

The fiscal second quarter saw sales in the Calavo Foods business segment advance by 30 percent, reaching $21.9 million from $16.8 million in the year-earlier period. Calavo Foods gross profit also rose by nearly 35 percent to $7.6 million, or 34.5 percent of segment sales, from $5.6 million, or 33.3 percent of segment sales, in the second quarter last year. Gains resulted from a double-digit increase in prepared avocado pounds sold and price increases initiated in late 2017, which have helped to offset fruit input costs which through the second quarter remain elevated compared to the prior year.

The company’s total selling, general and administrative (SG&A) expense decreased by 17 percent in the most-recent quarter to $12.9 million, equal to 4.9 percent of revenues, from $15.4 million, or 5.7 percent of revenues in the fiscal 2017 second

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Calavo Growers, Inc. Reports Fiscal 2018 Second Quarter Results/4-4-4

period. The prior-year SG&A included an approximately $1.4 million increase in the provision for bad debt, as well as a higher management incentive plan expense.

Outlook

Looking toward the second half, CEO Cole said: “I remain enthusiastic and optimistic regarding Calavo’s prospects both in the current year and beyond, and am confident that we are on target to post record revenues and a double-digit increase in earnings per share in fiscal 2018.

“Overall fresh avocado demand and consumption continues to trend upward, and the larger all-source supply for this year – as much as 20 percent above last year – bodes well for our company as a category leader. During the second half of the year, we expect to source from multiple geographic regions, including California, Mexico, Peru and Colombia, and anticipate continued year-over-year, double-digit volume increases in avocado units sold. While unit volumes are expected to remain strong, last year’s second half was marked by unprecedented avocado market dynamics which may skew year-over-year avocado comparisons throughout the remainder of the year,” Cole stated.

The Calavo CEO continued: “We remain bullish about RFG’s prospects in the second half of this year. We continue to expect RFG revenue growth to re-accelerate in the fiscal 2018 third and fourth quarters, leading to ten percent topline growth for the year. We also expect to see RFG’s year-over-year gross profit expand as segment gross profit margin, which improved dramatically in the second period, rises incrementally in the second half of fiscal 2018.

“Calavo Foods is executing very well and is on a path to register high-teen revenue growth and gross profit margin in line with historic levels during this year’s third and fourth quarters. With strong sales growth and higher year-over-year gross profit margins, we expect higher gross profit dollars this year.

“FreshRealm, LLC – the unconsolidated subsidiary that Calavo both seeded and holds a meaningful ownership interest – has secured multiple new enterprise customer relationships over the past quarter. Those affiliations are expected to begin rolling out

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Calavo Growers, Inc. Reports Fiscal 2018 Second Quarter Results/5-5-5

in the second half of fiscal 2018, which will extend FreshRealm’s presence in the fresh prepped meal kits at retail segment. We look forward to watching the FreshRealm business continue to strengthen in 2018.

“We believe that the company is on a trajectory to post record revenues and double-digit increase in earnings per share for the full year. I look forward to reporting our continued achievements as the year progresses,” Cole concluded.

About Calavo Growers, Inc.

Calavo Growers, Inc. is a global avocado-industry leader and an expanding provider of value-added fresh food serving retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. The Company’s Fresh segment procures and markets fresh avocados and select other fresh produce, including tomatoes and papayas. The Renaissance Food Group (RFG) segment creates, markets and distributes a portfolio of healthy, fresh foods, including fresh-cut fruit, fresh-cut vegetables and prepared foods. The Foods segment manufactures and distributes guacamole and salsa. Founded in 1924, Calavo’s fresh food products are sold under the respected Calavo brand name as well as Garden Highway, Chef Essentials and a variety of private label and store brands.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation and Reform Act of 1995. Actual results and events may differ from those projected, as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on international products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange

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Calavo Growers, Inc. Reports Fiscal 2018 Second Quarter Results/6-6-6

Commission filings, including, without limitation, the company’s latest filed Annual Report on Form 10-K. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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Source: Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	April 30,	October 31,
	2018	2017

Assets
Current assets:
Cash and cash equivalents	$2,377	$6,625
Accounts receivable, net of allowances of $3,234 (2018) and $2,490 (2017)	76,925	69,750
Inventories, net	39,158	30,858
Prepaid expenses and other current assets	7,026	6,872
Advances to suppliers	2,719	4,346
Income taxes receivable	-	1,377

Total current assets	128,205	119,828
Property, plant, and equipment, net	121,803	120,072
Investment in Limoneira Company	40,241	40,362
Investment in unconsolidated entities	33,297	33,019
Deferred income taxes	8,641	9,783
Goodwill	18,262	18,262
Other assets	24,330	22,791

	$374,779	$364,117

Liabilities and Shareholders’ equity
Current liabilities:
Payable to growers	$27,373	$16,524
Trade accounts payable	16,420	22,911
Accrued expenses	36,752	39,946
Income taxes payable	1,884	-
Short-term borrowings	21,000	20,000
Dividend payable	-	16,657
Current portion of long-term obligations	117	129

Total current liabilities	103,546	116,167
Long-term liabilities:
Long-term obligations, less current portion	383	439
Deferred rent	2,706	2,732
Deferred income taxes	-	657

Total long-term liabilities	3,089	3,828
Commitments and contingencies
Total shareholders’ equity	268,144	244,122

	$374,779	$364,117

CALAVO GROWERS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three months ended April 30,		Six months ended April 30,
	2018	2017	2018	2017

Net sales	$264,405	$270,162	$512,333	$496,716
Cost of sales	232,436	233,909	454,054	438,539

Gross profit	31,969	36,253	58,279	58,177
Selling, general and administrative	12,875	15,426	28,392	29,252

Operating income	19,094	20,827	29,887	28,925
Interest expense	(288)	(323)	(519)	(570)
Other income (loss), net	(26)	33	703	(36)

Income before provision for income taxes	18,780	20,537	30,071	28,319
Provision for income taxes	4,764	7,603	9,066	10,164

Net income	14,016	12,934	21,005	18,155
Less: Net loss - noncontrolling interest	106	11	256	39

Net income attributable to Calavo Growers, Inc.	$14,122	$12,945	$21,261	$18,194

Calavo Growers, Inc.’s net income per share:
Basic	$0.81	$0.74	$1.22	$1.05

Diluted	$0.80	$0.74	$1.21	$1.04

Number of shares used in per share computation:
Basic	17,481	17,426	17,472	17,402

Diluted	17,580	17,539	17,561	17,486

CALAVO GROWERS, INC.

NET SALES AND GROSS PROFIT BY BUSINESS SEGMENT

	Fresh products	Calavo Foods	RFG	Total

Three months ended April 30, 2018
Net sales	$137,935	$21,913	$104,557	$264,405
Cost of sales	122,815	14,361	95,260	232,436

Gross profit	$15,120	$7,552	$9,297	$31,969

Three months ended April 30, 2017
Net sales	$155,623	$16,837	$97,702	$270,162
Cost of sales	131,826	11,237	90,846	233,909

Gross profit	$23,797	$5,600	$6,856	$36,253

For the three months ended April 30, 2018 and 2017, inter-segment sales and cost of sales of $0.2 million between Fresh products and RFG were eliminated. For the three months ended April 30, 2018 and 2017, inter-segment sales and cost of sales of $0.8 million and $0.6 million between Calavo Foods and RFG were eliminated.

	Fresh products	Calavo Foods	RFG	Total
Six months ended April 30, 2018
Net sales	$260,720	$40,950	$210,663	$512,333
Cost of sales	231,343	27,423	195,288	454,054

Gross profit	$29,377	$13,527	$15,375	$58,279

Six months ended April 30, 2017
Net sales	$267,682	$33,625	$195,409	$496,716
Cost of sales	236,034	22,933	179,572	438,539

Gross profit	$31,648	$10,692	$15,837	$58,177

For the six months ended April 30, 2018 and 2017, inter-segment sales and cost of sales of $0.6 million and $0.3 million between Fresh products and RFG were eliminated. For the six months ended April 30, 2018 and 2017, inter-segment sales and cost of sales of $1.6 million and $1.4 million between Calavo Foods and RFG were eliminated. For the six months ended April 30, 2018, inter-segment sales and cost of sales of $0.1 million between Fresh products and Calavo Foods were eliminated.